Extension Agreement to Radiant Life LLC Promissory Note/LOC

Reference is made to the Promissory note by and between the undersigned parties, Sundance Strategies, Inc. and Radiant Life dated November 3, 2014.

Be it known, that for good consideration the parties made the following additions or changes to the contract as if contained therein:

1. Due date for this note is extended to the earlier of November 30, 2024, or at the immediate time when the anticipated additional raise of funds is successful. Radiant is also willing to continue to extend the due date of this note if requested in the future.
2. As consideration for extending this note, Radiant Life will receive 649,754 warrant shares of Sundance Strategies, Inc. stock. In reference to the "First Amendment to the Note Payable and Line of Credit Agreement with Radiant Life LLC, Modification 2. Due date extensions", which states "Warrants will be issued upon Radiant Life LLC granting a due date extension on the entire outstanding balance owed based on the following formula: 10,000 Warrants per month extended plus 1 Warrant for every $2 of the principal balance outstanding (not including interest) at the time of the extension (rounded to the nearest whole Warrant)." The Company wishes to clarify that the formula for warrants convertible into the Company's common stock ("Warrants") is dependent upon an extension of at least twelve months. In the event of an extension of less than 12 months the principal balance portion of the formula will be prorated to reflect the partial year extension. The warrant price will be $1.05 per share with a five-year exercise period from the date of this note extension. The Company will have no obligation to register these shares.

All other terms and provisions shall remain in full force and effect.

Radiant Life

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By: Mitch Burton, It's Manager

Signed this 02 day of February 2023.

Sundance Strategies, Inc.

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By: Randall F. Pearson, It's President

Signed this 2nd day of February 2023 .